EXHIBIT 99

January 19, 2005

Dear Meritage Shareholder:

Enclosed is a $0.05 per common share dividend. Meritage’s Board of Directors will consider additional dividends in the future.

2004 was a year of solid operational performance for Meritage as our Wendy’s division exceeded the average results of the Wendy’s franchise system. This performance was driven in large part by the strategic growth plan that management implemented five years ago. The objective was simple — to become the “best of class” operator in the entire Wendy’s franchise system, build-out the Wendy’s restaurant market in West Michigan, and remodel and update all of our existing stores.

Today, our operating metrics are among the best of any multi-unit Wendy’s operator in the upper United States. Our company culture is operations-focused and goal oriented. In the near term, we completed our development of Wendy’s restaurants in the West Michigan market, now operating a total of 48 restaurants; 32 of which are newly constructed and the remainder of which are older units that have been recently remodeled. As a result, our real estate asset base is one of the finest in the entire Wendy’s system.

Meritage also expanded into the casual dining segment in 2004 when it entered into the nation’s first development agreement with O’Charley’s Inc., giving Meritage the exclusive rights to develop O’Charley’s restaurants in the State of Michigan. In August 2004, we opened our first O’Charley’s restaurant in Grand Rapids. Two additional O’Charley’s restaurants will be opening in the Detroit metropolitan area in the first half of 2005, and additional locations are under review for continuing O’Charley’s development in fiscal 2005 and beyond.

Our long-term goal is to transform Meritage into the Nation’s Premier Franchise Operator — both in the quick service restaurant and casual dining segments. Returning cash to our shareholders (via dividends) is also an important objective in our long-term strategy to enhance shareholder returns.

Thank you for your continued support.

Very truly yours,

Robert E. Schermer, Jr.
CEO

This dividend will be paid out of Additional Paid in Capital and will reduce Additional Paid in Capital and Total Stockholders’ Equity by approximately $265,000. On or about January 19, 2005, Meritage intends to release its fiscal 2004 year end financial results in a press release that will also include a 2005 business outlook.